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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-24043, 333-29843, 333-29851, 333-29857, 333-29855, 333-38443, 333-70245, 333-82645, 333-82647, 333-61766, 333-69250, 333-69252, 333-106897 and 333-109112 on Form S-8, No. 333-68650 on Form S-4 and No. 333-56364, 333-68648 and 333-109334 on Form S-3 of our reports dated March 15, 2006 relating to the consolidated financial statements and management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of SPX Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
March 15, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM